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EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

The registrant has only a single subsidiary which is an operating, nationally chartered commercial bank.

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Subsidiary                                           Percentage Owned
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
The Merchants National Bank                          100%
100 North High Street
Hillsboro, Ohio  45133
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